Exhibit H(7)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of April, 2009.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Indexed Equity Fund, MassMutual Select Diversified Growth Fund, MassMutual Select Diversified International Fund, MassMutual Select Overseas Fund and MassMutual Select Destination Retirement 2050 Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to: (i) waive administrative and shareholder service fees, or (ii) cap the fees and expenses of each Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, at the following amounts through March 31, 2010. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Select Indexed Equity Fund

Waiver
Class N shares	.20%
Class A shares	.20%
Class L shares	.20%

MassMutual Select Diversified Growth Fund

Expense Cap
Class S shares	.80%
Class Y shares	.85%
Class L shares	1.00%
Class A shares	1.25%
Class N shares	1.55%

MassMutual Select Diversified International Fund

Expense Cap
Class S shares	0.99%
Class Y shares	1.09%
Class L shares	1.17%
Class A shares	1.42%
Class N shares	1.72%

MassMutual Select Overseas Fund

Waiver
Class N shares	.10%
Class A shares	.10%
Class L shares	.10%

MassMutual Select Destination Retirement 2050 Fund

Expense Cap
Class S shares	.10%
Class Y shares	.15%
Class L shares	.25%
Class A shares	.50%
Class N shares	.80%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 31st day of March, 2009.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Corporate Vice President

MASSMUTUAL SELECT FUNDS on behalf of each of the Funds

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer